EXHIBIT 10.14

EMPLOYMENT AGREEMENT

Parties

The parties to this Agreement, made as of the 2nd day of August 2004, are K-Swiss Inc., a Delaware corporation (the “Company” or “K-Swiss”), and Steven B. Nichols (the “Executive”).

Recitals

WHEREAS, the Executive possesses an intimate knowledge of the footwear business and the business and affairs of the Company, its policies, methods, personnel and operations.

WHEREAS, K-Swiss and the Executive are parties to an Employment Agreement made as of May 18, 2000, (the “2000 Agreement”), which expires December 31, 2005 and whereas the Board of Directors of K-Swiss desires to assure K-Swiss of the Executive’s continued employment in an executive capacity and to compensate him therefor.

WHEREAS, the Executive is willing to commit himself to serve K-Swiss on the terms herein provided.

Therefore, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

Agreement

1. Employment.

(a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, all on the terms and conditions set forth herein.

(b) The employment of the Executive by the Company pursuant to this Agreement shall be for the period commencing on January 1, 2006 (the “Commencement Date”) and expiring on the date set forth in Section B of Appendix I hereto (the “Expiration Date”), unless such employment shall have been sooner terminated as hereinafter set forth.

2. Position and Duties.

The Executive shall serve in the capacity or capacities set forth in Section A of Appendix I hereto, shall be accountable to, and shall also have such other powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors, provided that such other duties and responsibilities are consistent with the Executive’s position.

The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

3. Compensation.

(a) Salary. During each year of his employment hereunder from the Commencement Date, the Executive shall receive an annual base salary equal to $915,000 (the “2006 Base Salary”); provided that with respect to each year commencing on January 1, 2007 and thereafter, the base salary in effect for such year shall equal the base salary in effect for the immediately preceding year multiplied by a factor equal to the sum of: (x) 100%, plus (y) the percentage increase, if any, in the Consumer Price Index - Los Angeles - Anaheim - Riverside, California Area - All Items (the “CPI”) during the period of time from January 1 to December 31 of the year immediately preceding the year for which such adjustment is being computed. All amounts payable pursuant to this Section 3(a) at the then applicable rate shall hereinafter be referred to as “Salary.” Salary shall be payable in substantially equal monthly installments, less any amount required to be withheld under applicable law. Except as otherwise provided in this Agreement, the Salary shall be pro-rated for any period of service less than a full year.

(b) EVA Bonus Awards. The Executive shall be entitled to receive as further compensation, in addition to the Salary payable pursuant to Section 3(a), amounts, if any, payable to Executive pursuant to the K-Swiss Inc. EVA Bonus Plan, as it may be amended from time to time by the K-Swiss Inc. Board of Directors (“EVA Awards”). Each year during the term of this Agreement, the Compensation and Stock Option Committee of the Board of Directors (or a similar Board committee) shall establish in writing, not later than 90 days after the commencement of the period of service to which such performance goal relates, objective performance goals for Executive. The Bonus Target Percentage which shall apply to Executive each year during the term of this Agreement pursuant to the EVA Bonus Plan shall be 60% of Executive’s Salary.

(c) Stock Options. On August 2, 2004, the Company shall grant to the Executive options to purchase 50,000 shares of the Company’s Class A Common Stock. Each such option shall have an exercise price equal to the closing price of the Company’s Class A Common Stock on August 2, 2004 on the Nasdaq, which shall be deemed to equal the fair market value of the Corporation’s Class A Common Stock on the date of grant. The options so granted shall vest 33%, 33% and 34% on the third, fourth and fifth anniversaries, respectively, of January 1, 2006. Such options shall be subject to the Company’s Non-Qualified Stock Option Agreement in use on the date of grant.

(d) Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company (in accordance with the policies and procedures established by the Board of Directors from time to time for the Company’s senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with requirements for federal income tax deductibility and the Company’s policies and procedures.

(e) Fringe Benefits. During the term of his employment hereunder, the Executive shall be entitled to participate in or receive benefits under any life insurance, health, pension, retirement and accident plans or arrangements made generally available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding anything else in this Agreement to the contrary the Executive shall receive the following benefits, which shall be in lieu of any similar benefits which may be received by the other executives of the Company:

(i) Term Life Insurance. During the term of this Agreement, the Company will either: (a) purchase and maintain term life insurance in the policy amount of $1,500,000 (with the proceeds thereof payable to the estate of the Executive or to such other beneficiary or beneficiaries as the Executive may designate in writing), provided that the Executive satisfies any requirements, such as an annual physical examination, that may be required as a condition of obtaining such insurance, or (b) at the Executive’s election, pay to the Executive an amount of cash sufficient for the purchase and maintenance of term life insurance as described in subdivision (a) above. In addition, to the extent that, but for subdivision (b) of the immediately preceding sentence, any portion of the cost of the insurance described in subdivision (a) of said sentence would be excluded from the Executive’s gross income for federal and/or state income tax purposes, the Company will pay to the Executive an additional amount of cash compensation sufficient to place the Executive in the same after-tax economic position as that in which the Executive would be if subdivision (b) were not a part of said sentence.

(ii) Disability. The Company will purchase disability insurance (with the proceeds thereof payable to the Executive) covering the Executive if the Executive is permanently disabled as a result of any illness, injury or accident, physical or mental, and is unable to perform satisfactorily his duties hereunder on a full time basis for six consecutive months, that will provide for coverage in an amount mutually satisfactory to the parties hereto.

(iii) Travel Insurance. The Company will purchase travel insurance (with the proceeds thereof payable to the Executive) covering Executive while on Company business in the amount of $1,000,000.

(iv) Automobile. The Company shall provide the Executive with the use of a top-of-the-line General Motors or equivalent car, and the Company shall pay all taxes, insurance, repairs and operating expenses in connection therewith.

(v) Health. The Company will purchase health insurance covering Executive and his family with coverage substantially equivalent to the health insurance coverage currently provided to the Executive.

(f) Vacations. During the term of his employment hereunder, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board of Directors from time to time for the Company’s senior executive officers, but not less than four weeks in any fiscal year, and shall also be entitled to all paid holidays given by the Company to its employees.

4. Offices

The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices and as a director of K-Swiss or of any subsidiary of K-Swiss; provided, however, that the Executive shall not be required to serve as an officer or director of any such subsidiary if such service would expose him to adverse physical hazards or adverse financial consequences.

5. Unauthorized Disclosure; Inventions.

(a) Unauthorized Disclosure. The Executive shall not, without the written consent of the Board of Directors or a person duly authorized thereby, disclose to any person, other than an employee or professional adviser of the Company or other person to whom disclosure is in the reasonable judgment of the Executive necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, any information obtained by him while in the employ of the Company the disclosure of which he knows or, in the exercise of reasonable care, should know may be damaging to the Company; provided, however, that such information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive); and provided, further, that the Executive’s duties under this subsection (a) shall not extend to any disclosures that may be required by law in connection with any judicial or administrative proceeding or inquiry, as may be required by federal and/or state securities law, or as may otherwise be required by the rules of any exchange or association which lists the Company’s securities.

(b) Proprietary Rights. Any and all inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable) conceived, made, developed, created or reduced to practice by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by the Company and for three months thereafter, which may be directly or indirectly useful in, or relate to, the business of or products manufactured or sold by the Company or any of its subsidiaries of affiliates or any business or products contemplated by the Company while the Executive is employed by the Company, shall be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company’s exclusive property as against the Executive, and the Executive shall promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any of the foregoing proprietary rights, conceived, made, developed or created by him as aforesaid.

The Executive shall, upon the Company’s request and without any payment therefor (except for Company Policy Awards), execute any documents necessary or advisable in the opinion of the Company’s counsel to assign his right, title and interest in the foregoing proprietary rights and to direct issuance of patents or copyrights to the Company with respect to such proprietary rights as are to be the Company’s exclusive property as against the Executive under this subsection (b) or to vest in the Company title to such proprietary rights as against the Executive, the expense of securing any such patent or copyright, however, to be borne by the Company.

6. Non-Competition.

The Executive agrees that for a period of twelve (12) months following the Date of Termination, unless the Date of Termination is the Expiration Date, he will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, or solicit any employees of the Company on behalf of, any entity or business which competes directly with any business conducted by the Company or by any group, division or subsidiary of the Company, in any area where such business is being conducted or is proposed to be conducted at the Date of Termination; provided, however, that this provision shall not apply if Executive or the Company terminates his employment on the Expiration Date. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 6, (i) no business shall be deemed to be a business conducted by the Company or any group, division or subsidiary of the Company, unless not less than five percent (5%) of the Company’s consolidated gross sales or operating revenues is derived from, or not less than five percent (5%) of the Company’s consolidated assets are devoted to, such business; and (ii) no business conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by the Company unless it is one from which five percent (5%) or more of its consolidated gross sales or operating revenues is derived, or to which five percent (5%) or more of its consolidated assets are devoted; provided, however, that if the actual gross sales or operating revenues or assets of such entity derived from or devoted to such business is equal to or in excess of 10% of the most nearly comparable figure for the Company, such business of such entity shall be deemed to be competitive with a business of the Company. Furthermore, ownership of not to exceed five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Section 6, and ownership of a partial equity interest in Nichols Foot Form also shall not constitute a violation of this Section 6.

7. Termination.

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Incapacity. If in the reasonable judgment of the Board of Directors, as a result of the Executive’s incapacity due to physical or mental illness or otherwise, the Executive shall for six consecutive months during the term of this Agreement have been unable to perform satisfactorily all of his duties hereunder on a full-time basis, the Company may, by a unanimous vote of the members of the Board of Directors (other than the Executive), terminate the Executive’s employment hereunder by notice to the Executive.

(c) Termination by the Executive. The Executive may terminate his employment hereunder upon thirty days’ prior written notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) any removal of the Executive from the position indicated in Section A of Appendix I hereof, except in connection with termination of the Executive’s employment for Cause, or (B) a reduction in the Executive’s Salary or any other willful action by the Company that is materially inconsistent with the terms of this Agreement.

(d) Cause. The Company may, by a unanimous vote of the members of the Board of Directors other than the Executive, terminate the Executive’s employment hereunder for Cause. The Company shall give the Executive ten (10) days notice of a Board of Directors meeting at which termination for Cause will be considered, and the Executive shall have the opportunity to be heard at such meeting. If appropriate, the Board of Directors shall give the Executive a reasonable period of time in which to cure any deficiencies under this Section 7(d). For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the Executive’s (A) material failure, refusal or gross neglect to perform and discharge his duties and responsibilities hereunder, or willful action that is materially inconsistent with the terms hereof, or material breach of his fiduciary duties as an officer or member of the Board of Directors of the Company or any subsidiary or affiliate, or (B) gross and willful misconduct that is materially injurious to the Company, or (C) conviction of a felony involving the personal dishonesty of the Executive (unless such conviction is reversed in any final appeal thereof).

(e) Date of Termination; Term of Employment. The term “Date of Termination” shall mean the earlier of (i) the Expiration Date or (ii) if the Executive’s employment is terminated (A) by his death, the date of his death, or (B) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship. For all purposes of this Agreement, references to the “term” of the Executive’s employment hereunder shall mean the period commencing on the Commencement Date and ending on the Date of Termination.

8. Compensation Upon Termination.

(a) Death. Notwithstanding any other provision of this Agreement, if the Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (i) in substantially equal monthly installments, for a period of one year from the date of his death, his full Salary, and (ii) an EVA Award for the year during which the Executive died, and, if his death occurs after June 30 in any year prior to 2010, an EVA Award for the year immediately following the year in which the Executive’s death occurred. This amount shall be exclusive of and in addition to any payments the Executive’s widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or life insurance policy maintained by the Company for the benefit of the Executive.

(b) Incapacity. Notwithstanding any other provision of this Agreement, if the Executive’s employment shall be terminated by reason of his incapacity, and such incapacity is not covered by the disability insurance referred to in Section 3(e)(ii) hereof, the Company shall continue to pay the Executive (i) his full Salary for one year, in monthly installments as provided in Section 3 hereof, and (ii) an EVA Award for the year during which he first became incapacitated (the “Initial Incapacity Date”), and, if the Initial Incapacity Date occurs after June 30 in any year prior to 2010, an EVA Award for the year immediately following the year in which the Initial Incapacity Date occurred.

(c) Cause. Notwithstanding any other provision of this Agreement, if the Company shall terminate the Executive’s employment for Cause, the Company shall pay the Executive his full Salary through the Date of Termination at the rate in effect at the time notice of termination is given as provided in Section 7(e) above, and the Company shall have no further obligations to the Executive under this Agreement.

(d) Good Reason. If the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive his Salary and EVA Awards through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages, or severance pay, or both, to the Executive, in substantially equal monthly installments, from the Date of Termination to the Expiration Date, an amount calculated at an annual rate equal to the annual Salary and EVA Awards that the Executive would have received if his employment had not been terminated.

9. Binding Agreement.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

10. Board of Directors.

The term “Board of Directors” shall mean the Board of Directors of K-Swiss.

11. Notices.

For purposes of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to them at K-Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: Secretary, or, in the case of the Executive, to the Executive at the address set forth in Section C of Appendix I hereto; or to such other address as either party shall designate by giving like notice of such change to the other party.

12. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by either a majority of the Compensation and Stock Option Committee of the Board of Directors of the Company (or another Committee of the board fulfilling the same functions) (the “Committee”) or by a majority of the Board of Directors of the Company (excluding the Executive) and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Committee or the Board of Directors, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Nothing contained in this

Agreement shall impair, modify or in any way change the 2000 Agreement or the Amended and Restated Registration Rights Agreement attached as Appendix II to the Employment Agreement made as of April 30, 1993 between Executive and the Company, both of which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other state.

13. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and in the event that any provision hereof shall be determined to be invalid or unenforceable for any reason, such provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent compatible with and possible under applicable law.

14. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

K-SWISS INC.

By:	/s/ George Powlick
Title:	Vice President Finance
and Chief Financial Officer

EXECUTIVE:

/s/ Steven B. Nichols
Steven B. Nichols

APPENDIX I

STEVEN B. NICHOLS

A.	The Executive shall serve the Company as its President, Chief Executive Officer and Chairman of the Board.

B.	Expiration Date: December 31, 2010.

C.	Address of Executive: Steven B. Nichols

K-Swiss Inc.
31248 Oak Crest Drive
Westlake Village, CA 91361

/s/ Steven B. Nichols